BRUSSELS                                      [FOLEY & LARDNER LOGO]
CHICAGO
DENVER
DETROIT
JACKSONVILLE
LOS ANGELES
MADISON
MILWAUKEE
ORLANDO
SACRAMENTO
SAN DIEGO/DEL MAR
SAN FRANCISCO
TALLAHASSEE
TAMPA
WASHINGTON, D.C.
WEST PALM BEACH
                                  March 7, 2002


Oshkosh Truck Corporation
2307 Oregon Street
P. O. Box 2566
Oshkosh, Wisconsin  54903
Ladies and Gentlemen:

          We have acted as counsel for Oshkosh Truck Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 900,000 shares of the Company's common stock, $0.01 par value (the "Common Stock"), and related Preferred Share Purchase Rights (the "Rights"), which may be issued pursuant to the Oshkosh Truck Corporation 1990 Incentive Stock Plan, as amended (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 1, 1999, by and between the Company and U.S. Bank National Association (as successor to Firstar Bank, N. A.) (the "Rights Agreement").

          We have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Rights Agreement; (iv) the Company's Restated Articles of Incorporation and By-laws, as amended to date; (v) resolutions of the Company's Board of Directors relating to the Plan; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2. The Common Stock, when issued and paid for in the manner set forth in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed not to exceed six
(6) months service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.


FOLEY & LARDNER
777 EAST WISCONSIN AVENUE, SUITE 3700
MILWAUKEE, WISCONSIN 53202-5367

TEL:  414.271.2400
FAX:  414.297.4900
WWW.FOLEYLARDNER.COM

Oshkosh Truck Corporation
March 7, 2002
Page 2


          3. The Rights to be issued with the Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

          We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                               Very truly yours,

                                                /s/ Foley & Lardner

                                               FOLEY & LARDNER